EXHIBIT 4.1

AMENDED AND RESTATED PROMISSORY NOTE

$1,885,050                                                                                                                                                                                                                                                                                                                                Date: December 31, 2025

1606 Corp., a Nevada corporation (the “Borrower”), for value received hereby promises to pay to Gregory Lambrecht (the “Holder”), the principal sum of One Million Eight Hundred Eighty Five Thousand and Fifty Dollars ($1,885,050), or such lesser amount as shall equal the then outstanding principal amount hereof, inclusive of accrued and unpaid interest on such outstanding principal amount, as set forth below, on December 31, 2025 (“Maturity”). The Borrower and Holder agree that this Amended and Restated Promissory Note shall replace and supersede that Amended Promissory Note issued by the Borrower to the Holder on September 30, 2025, which Promissory Note shall be deemed cancelled, null and void. Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder, or, if requested in writing by the Holder, by wire transfer in accordance with the Holder’s instructions.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Payment of Principal. All outstanding principal on this Note shall be paid in full on Maturity.

2. Interest. The note shall accrue interest at a rate of ten percent (10%) per annum.

3. Conversion. Subject to the Beneficial Ownership Limitation (as defined below), all accrued and unpaid interest and principal of the note shall be convertible, at the option of the Holder, into shares of the Borrower’s Common Stock (the “Common Stock”) at a discount of twenty-five percent (25%) of the closing bid price of the Common Stock on the date of conversion.

4. Holder’s Conversion Limitations. The Borrower shall not effect any conversion of this note, and the Holder shall not have the right to convert any portion of this note, to the extent that after giving effect to the applicable conversion, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this note beneficially owned by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other notes) beneficially owned by the Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(d) applies, the determination of whether this note is convertible (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which principal amount of this note is convertible shall be in the reasonable discretion of the Holder, in each case subject to the Beneficial Ownership Limitation, and the Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Borrower’s most recent periodic or annual report filed with the Securities Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Borrower, or (C) a more recent written notice by the Borrower or the Borrower’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Borrower shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including this note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this note. The Holder, upon notice to the Borrower, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d); providedthat the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Borrower. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The preceding limitations contained in this paragraph shall apply to a successor holder of this note.

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5. Events of Default. If one or more of the following events (each an “Event of Default”) shall occur:

(a)               Borrower shall fail to pay in full any principal or other amounts due to Holder under this Note;

(b)              Borrower shall default in the performance of or compliance with any covenant, agreement or other obligation of Borrower contained in this Note that is not remedied, waived or cured within 15 business days following such default in performance or noncompliance;

(c)               any representation or warranty of the Borrower contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;

(d)              Borrower shall have an uncured default for more than 30 days (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Borrower shall fail to pay such indebtedness at its stated maturity;

(e)               other than on terms approved beforehand by the Holder, the Borrower shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall take corporate action in furtherance of any such action;

(f)                within 30 days after the commencement of an action against the Borrower (and service of process in connection therewith on the Borrower) seeking any bankruptcy, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Borrower or all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within 30 days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower, such appointment shall not have been vacated;

(g)               entry of a final judgment in excess of $500,000 (excluding insured portions) against the Borrower or for which the Borrower is otherwise responsible that is not stayed, bonded or discharged within 30 days; or

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(h)              any plan of liquidation or dissolution or winding up is adopted by the Borrower’s board of directors or stockholders or the Borrower is involuntarily dissolved or otherwise wound up; then, upon the occurrence of any Event of Default described in paragraph (a), (d), (e), (f), or (h) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower; and upon the occurrence of any other Event of Default described in the other paragraphs above, the Holder may, at the Holder’s option exercisable at any time thereafter, by notice to the Borrower in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower. The Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to the Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Borrower and the Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof. The Borrower shall notify the Holder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

6. Assignment. The rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Borrower and the Holder. Any amendment, waiver, modification or consent entered into pursuant to this Section 4 shall be effective only in the specific instance and for the specific purpose for which it was given.

8. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to the Borrower, 1606 Corp., 2425 E Camelback Rd., Suite 150, Phoenix AZ 85016, or to such other address as the Borrower shall have furnished to the Holder in writing, or (b) if to the Holder, Gregory Lambrecht, 6738 N. Central Avenue, Phoenix, Arizona 85012, or to such other addresses as the Holder shall have furnished to the Borrower in writing.

9. Governing Law. The Agreement shall be governed by, and construed under, the laws of the State of Arizona.

10. Collection Costs. The Borrower shall pay on demand all reasonable costs and expenses, including without limitation reasonable fees and expenses of counsel, incurred by the Holder in connection with enforcement of its rights under this Note.

11. Lost, Stolen or Mutilated Note. If this Note is lost, stolen, mutilated or destroyed, the Borrower will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Borrower, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

12. Counterparts. This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

This Note has been executed and delivered as of the date first written above.

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BORROWER:

1606 Corp.

/s/ Austen Lambrecht

By: Austen Lambrecht, CEO

HOLDER:

/s/ Gregory Lambrecht

Gregory Lambrecht, an Individual

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